NL REPORTS THIRD QUARTER 2025 RESULTS

DALLAS, TEXAS – November 6, 2025 – NL Industries, Inc. (NYSE: NL) today reported a net loss attributable to NL stockholders of $7.8 million, or $.16 per share, in the third quarter of 2025 compared to net income attributable to NL stockholders of $36.0 million, or $.74 per share, in the third quarter of 2024. NL results include an unrealized loss of $.5 million in the third quarter of 2025 related to the change in value of marketable equity securities compared to an unrealized gain of $18.6 million in the third quarter of 2024. For the first nine months of 2025, NL reported a net loss attributable to NL stockholders of $6.8 million, or $.14 per share, compared to net income attributable to NL stockholders of $50.7 million, or $1.04 per share, for the first nine months of 2024. NL results include an unrealized loss of $9.1 million in the first nine months of 2025 related to the change in value of marketable equity securities compared to a $21.8 million unrealized gain in the first nine months of 2024.

CompX’s net sales were $40.0 million for the third quarter of 2025 compared to $33.6 million in the third quarter of 2024 and $120.6 million for the first nine months of 2025 compared to $107.5 million for the same prior year period. The increase in sales for both periods is due to higher Security Products sales primarily to the government security market and higher Marine Components sales to various markets including the towboat, government and industrial markets. CompX’s segment profit was $4.8 million for the third quarter of 2025 compared to $3.3 million for the third quarter of 2024 and $17.0 million for the first nine months of 2025 compared to $12.1 million for the same prior year period. CompX’s segment profit increased in the third quarter and for the first nine months of 2025 compared to the same periods in 2024 due to higher sales and gross margin at each of CompX’s Security Products and Marine Components reporting units.

NL recognized equity in losses of Kronos of $11.3 million in the third quarter of 2025 compared to equity in earnings of $21.9 million in the third quarter of 2024. NL recognized equity in losses of $8.6 million in the first nine months of 2025 compared to equity in earnings of $30.4 million in the same period of 2024. As previously reported, effective July 16, 2024, Kronos acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, Kronos held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of Kronos. The results of operations of LPC have been included in Kronos’ results of operations beginning as of the acquisition date.

Kronos’ net sales of $456.9 million in the third quarter of 2025 were $27.8 million, or 6%, lower than in the third quarter of 2024. Kronos’ net sales of $1.4 billion in the first nine months of 2025 were $22.9 million, or 2%, lower than in the first nine months of 2024. Kronos’ net sales decreased in the third quarter of 2025 compared to the third quarter of 2024 primarily due to the effects of lower average TiO2 selling prices and lower sales volumes in its European and export markets somewhat offset by higher sales volumes in its North American market. Kronos’ net sales decreased in the first nine months of 2025 compared to the same period in 2024 due to lower average TiO2 selling prices and changes in product mix. During the first nine months of 2025, Kronos and the TiO2 industry have seen unprecedented global uncertainty related to U.S. trade policies, geopolitical tensions and general hesitancy by customers to build inventories which has prolonged the market downturn and impacted Kronos’ sales volumes and pricing momentum. Kronos started 2025 with average TiO2 selling prices 2% higher than at the beginning of 2024 but its average TiO2 selling prices declined 6% during the first nine months of 2025. Kronos’ average TiO2 selling prices were 7% lower in the third quarter of 2025 as compared to the third quarter of 2024 and 2% lower in the first nine months of 2025 as compared to the first nine months of 2024. Fluctuations in currency exchange rates (primarily the euro) also affected Kronos’ net sales comparisons, increasing net sales by approximately $14 million in the third quarter of 2025 and by approximately $11 million in the first nine months of 2025 as compared to the same prior year periods. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ loss from operations in the third quarter of 2025 was $19.2 million as compared to income from operations of $38.9 million in the third quarter of 2024. For the first nine months of 2025, Kronos’ income from operations was $26.6 million as compared to $94.3 million in the first nine months of 2024. Kronos’ income from operations decreased in the third quarter of 2025 compared to the third quarter of 2024 primarily due to the effects of unfavorable fixed cost absorption due to reduced operating rates at certain of its manufacturing facilities, higher cost inventory produced in the second quarter relative to the same quarter of 2024 and included in cost of sales in the third quarter and currency fluctuations (primarily the euro). Kronos’ unabsorbed fixed production costs related to decreased production volumes in the third quarter of 2025 were approximately $27 million. Kronos’ income from operations decreased in the first nine months of 2025 compared to the first nine months of 2024 primarily due the net effects of approximately $45 million in additional unabsorbed fixed production costs it recognized as a result of reduced operating rates at its production facilities somewhat offset by lower production costs (primarily raw materials). Kronos’ income from operations for the three and nine months ended September 30, 2024 includes non-cash charges of approximately $4 million and $14 million, respectively, related to accelerated depreciation in connection with the completion of the closure of its sulfate process line in Canada in the third quarter of 2024, and the first nine months of 2024 includes a charge of approximately $2 million related to workforce reductions. Kronos’ selling, general and administrative expense for the three and nine months ended September 30, 2024 includes $2.2 million of transaction costs incurred in connection with its LPC acquisition. Kronos operated its production facilities at overall average capacities of 85% of practical capacity utilization in the first nine months of 2025 (93%, 81% and 80% in the first, second and third quarters of 2025, respectively) compared to 93% in the first nine months of 2024 (87%, 99% and 92% in the first, second and third quarters of 2024, respectively). Fluctuations in currency exchange rates (primarily the euro) increased Kronos’ loss from operations by approximately $4 million in the third quarter of 2025 and increased its income from operations by approximately $5 million in the first nine months of 2025 as compared to the same prior year periods.

Corporate expenses increased $.7 million in the third quarter of 2025 compared to the third quarter of 2024 primarily due to higher litigation fees and related costs. Corporate expenses for the first nine months of 2025 were comparable to the same period of 2024. Interest and dividend income decreased in the third quarter and for the first nine months of 2025 compared to the same periods of 2024 primarily due to lower average interest rates and decreased cash balances. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

Net loss attributable to NL stockholders for the third quarter and the first nine month of 2025 includes expense of $5.9 million ($4.7 million, or $.10 per share, net of tax) related to Kronos’ non-cash deferred income tax expense reflecting the impact of the rate reduction on its net German deferred tax asset, and income of $1.1 million ($.9 million, or $.02 per share, net of tax) due to Kronos’ recognition of a non-cash gain resulting from the remeasurement of its earn-out liability related to the acquisition of the remaining interest in its TiO2 manufacturing joint venture.

Net income attributable to NL stockholders for the third quarter and first nine months of 2024 includes income of $1.1 million ($.9 million, or $.02 per share, net of tax) related to insurance recoveries. Net income attributable to NL stockholders for the third quarter and the first nine months of 2024 includes income of $15.6 million ($12.3 million, or $.25 per share, net of tax) due to Kronos’ non-cash gain resulting from the remeasurement of its investment in LPC. Additionally, net income attributable to NL stockholders for the first nine months of 2024 includes a loss of $.3 million ($.3 million, or $.01 per share, net of tax) due to Kronos’ recognition of an aggregate charge related to a write-off of deferred financing costs and income of $1.3 million ($1.0 million, or $.02 per share, net of tax) related to insurance recoveries.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	Kronos’ ability to realize expected cost savings from strategic and operational initiatives;
●	Kronos’ ability to integrate acquisitions, including Louisiana Pigment Company, L.P., into its operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;

●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs), including as a result of additional or changed tariffs on imported raw materials, and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades, or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes (including tariffs imposed by the U.S. federal government on imports from Canada, where Kronos has a manufacturing facility);
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Kronos’ ability to comply with covenants contained in its revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;

●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its productions process) or other actions.

Should one or more of these risks materialize (or if the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2025	2024	2025

	(unaudited)
Net sales	$33.6	$40.0	$107.5	$120.6
Cost of sales	24.1	29.0	77.2	84.5

Gross margin	9.5	11.0	30.3	36.1

Selling, general and administrative expense	6.2	6.2	18.2	19.1
Other operating income (expense):
Insurance recoveries	1.1	—	1.3	—
Corporate expense	(2.3)	(3.0)	(9.2)	(9.2)

Income from operations	2.1	1.8	4.2	7.8

Equity in earnings (losses) of Kronos Worldwide, Inc.	21.9	(11.3)	30.4	(8.6)

Other income (expense):
Interest and dividend income	2.7	2.1	7.9	5.6
Marketable equity securities	18.6	(.5)	21.8	(9.1)
Other components of net periodic pension and OPEB cost	(.3)	(.3)	(.9)	(.9)
Interest expense	(.2)	—	(.5)	(.7)

Income (loss) before income taxes	44.8	(8.2)	62.9	(5.9)

Income tax expense (benefit)	8.5	(.9)	10.8	(.9)

Net income (loss)	36.3	(7.3)	52.1	(5.0)

Noncontrolling interest in net income of subsidiary	.3	.5	1.4	1.8

Net income (loss) attributable to NL stockholders	$36.0	$(7.8)	$50.7	$(6.8)

Net income (loss) per share attributable to NL stockholders	$.74	$(.16)	$1.04	$(.14)

Weighted average shares used in the calculation of net income (loss) per share	48.8	48.9	48.8	48.9

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2025	2024	2025

	(unaudited)
CompX segment profit	$3.3	$4.8	$12.1	$17.0
Insurance recoveries	1.1	—	1.3	—
Corporate expense	(2.3)	(3.0)	(9.2)	(9.2)

Income from operations	$2.1	$1.8	$4.2	$7.8

CHANGE IN KRONOS’ NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2025 vs. 2024	2025 vs 2024

	(unaudited)
Percentage change in net sales:
TiO2 sales volume	(3)%	—%
TiO2 product pricing	(7)	(2)
TiO2 product mix/other	1	(1)
Changes in currency exchange rates	3	1

Total	(6)%	(2)%